Exhibit 99.1
TARGA VERSADO LP
INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
As of June 30, 2010

TARGA VERSADO LP
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009
	(Unaudited)
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$37.1	$24.9
Trade receivables	12.3	16.5
Receivables from affiliates	14.3	18.1
Assets from risk management activities allocated from Targa Resources, Inc.	7.7	4.7
Other current assets	0.7	—

Total current assets	72.1	64.2

Property, plant and equipment, at cost	446.3	440.9
Accumulated depreciation	(120.2)	(106.1)

Property, plant and equipment, net	326.1	334.8
Long-term assets from risk management activities allocated from Targa Resources, Inc.	5.7	3.1
Other long-term assets	1.1	1.1

Total assets	$405.0	$403.2

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable	$4.8	$5.5
Accrued liabilities	21.7	26.1
Liabilities from risk management activities allocated from Targa Resources, Inc.	1.2	7.1

Total current liabilities	27.7	38.7

Long-term debt payable to Targa Resources, Inc.	450.5	435.0
Long-term liabilities from risk management activities allocated from Targa Resources, Inc.	1.0	8.4
Other long-term liabilities	3.3	3.2

Commitments and contingencies (see Note 5)

Owners’ equity:
Parent deficit	(152.6)	(153.9)
Noncontrolling interest in Versado Gas Processors, L.L.C.	75.1	71.8

Total owners’ equity	(77.5)	(82.1)

Total liabilities and owners’ equity	$405.0	$403.2

See notes to consolidated financial statements

TARGA VERSADO LP
CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended
	June 30,
	2010	2009
	(Unaudited)
	(In millions)
Revenues from third parties	$69.6	$50.2
Revenues from affiliates	102.7	69.8

Total operating revenues	172.3	120.0
Costs and expenses:
Product purchases	120.9	85.5
Operating expenses	15.9	13.4
Depreciation expenses	14.4	14.6
General and administrative and other operating expenses	3.1	4.4

Total costs and expenses	154.3	117.9

Income from operations	18.0	2.1
Other income (expense):
Interest expense from Targa Resources, Inc.	(15.5)	(15.5)
Other interest income, net	—	0.1
Gain (loss) on allocated commodity derivative contracts (see Note 7)	16.7	(1.7)

Net income (loss)	19.2	(15.0)
Less: Net income attributable to noncontrolling interest in Versado Gas Processors, L.L.C.	9.2	4.4

Net income (loss) attributable to Targa Resources Inc.	$10.0	$(19.4)

See notes to consolidated financial statements

TARGA VERSADO LP
CONSOLIDATED STATEMENT OF CHANGES IN OWNERS’ EQUITY

		Noncontrolling
		Interest in
	Parent	Versado Gas
	Investment	Processors,
	(Deficit)	L.L.C.	Total
		(Unaudited)
		(In millions)
Balance, December 31, 2009	$(153.9)	$71.8	$(82.1)
Distributions	(8.7)	(5.9)	(14.6)
Net income	10.0	9.2	19.2

Balance, June 30, 2010	$(152.6)	$75.1	$(77.5)

See notes to consolidated financial statements

TARGA VERSADO LP
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
	2010	2009
	(Unaudited)
	(In millions)
Cash flows from operating activities:
Net income (loss)	$19.2	$(15.0)
Adjustments to reconcile net income (loss) to cash flows provided by operating activities:
Depreciation expenses	14.4	14.7
Interest expense on affiliate indebtedness	15.5	15.5
Accretion of asset retirement obligations	0.1	0.1
Unrealized (gain) loss on allocated commodity derivative contracts	(18.9)	12.4
Gain on sale of assets	—	(0.1)
Change in operational assets and liabilities:
Trade receivables and other current assets	7.3	(10.5)
Accounts payable and other accrued liabilities	(5.2)	1.6

Net cash provided by operating activities	32.4	18.7

Cash flows from investing activities:
Purchases of property, plant and equipment	(5.8)	(5.3)
Other	0.2	0.1

Net cash used in investing activities	(5.6)	(5.2)

Cash flows from financing activities:
Parent distributions	(8.7)	(21.4)
Distributions to noncontrolling interest in Versado Gas Processors, L.L.C.	(5.9)	(9.3)

Net cash used in financing activities	(14.6)	(30.7)

Net increase in cash and cash equivalents	12.2	(17.2)
Cash and cash equivalents, beginning of period	24.9	26.2

Cash and cash equivalents, end of period	$37.1	$9.0

See notes to consolidated financial statements

TARGA VERSADO LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnotes are stated in millions of dollars.
Note 1—Organization and Operations
Organization
Targa Versado LP (“us”, “we” or “Company”), is a Delaware limited partnership formed on November 28, 2005 to hold Targa Resources, Inc.’s (“Targa” or “parent”) 63% investment in Versado Gas Processors, L.L.C. (“Versado Gas Processors”). Targa Versado LP is owned 50% by its general partner, Targa Versado GP LLC, a Delaware limited liability company and 50% by its sole limited partner, Targa LP, Inc., a Delaware corporation. The general and limited partners are indirect wholly-owned subsidiaries of Targa.
Basis of Presentation
Targa acquired its interests in Versado Gas Processors on October 31, 2005 as part of its acquisition of substantially all of Dynegy Inc.’s midstream natural gas business (the “Dynegy acquisition”). Targa employs our officers and personnel and receives a management fee for serving as the operator of Versado Gas Processors.
These consolidated financial statements include the accounts of Versado Gas Processors, which holds our operational assets and Targa Versado LP which includes certain transactions not chargeable to Versado Gas Processors. These transactions include the financial effects of pushdown accounting related to the Dynegy acquisition and Targa allocations of general and administrative expenses, interest expense and the financial effects of certain commodity derivative contracts. The accompanying consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The year-end balance sheet data was derived from audited financial statements but does not include all disclosures required by GAAP. The unaudited consolidated financial statements for the six months ended June 30, 2010 and 2009 include all adjustments, both normal and recurring, which are, in the opinion of management, necessary for a fair statement of the results for the interim periods. All significant intercompany balances and transactions have been eliminated in consolidation. All significant intercompany balances and transactions have been eliminated. Transactions between us and other Targa operations have been identified in the unaudited consolidated financial statements as transactions between affiliates. See Note 6.
Our financial results for the six months ended June 30, 2010 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2010. These unaudited consolidated financial statements should be read in conjunction with our audited consolidated financial statements and notes for the year ended December 31, 2009. In preparing the accompanying consolidated financial statements, we have reviewed, as determined necessary, events that occurred after June 30, 2010, up until the issuance of the financial statements, which occurred on August 18, 2010. See Note 10.
Operations
We provide midstream energy services, including gathering, treating, and processing services, to producers of natural gas. Our operating assets are owned by Versado Gas Processors. Its gathering systems collect natural gas from designated points near producing wells and transport these volumes to its gas processing plants. Natural gas shipped to its plants is treated to remove contaminants and processed to yield residue natural gas and raw natural gas liquids (“NGLs”). Versado Gas Processors sells residue natural gas and NGLs directly to us and its noncontrolling interest owner under terms provided for in the Operating Agreement. Condensate sales are made to third-party customers. We sell our portion of natural gas and NGLs purchased from Versado Gas Processors to other Targa affiliates.

Our operating assets consist of the Saunders, Eunice and Monument gas processing plants and related gathering systems located in Southeastern New Mexico and West Texas. The gathering systems consist of approximately 3,200 miles of natural gas gathering pipelines. The Saunders, Eunice and Monument refrigerated cryogenic processing plants have aggregate processing capacity of 280 MMcf per day (176 MMcf per day, net to our ownership interest).
Note 2—Significant Accounting Policies
Accounting Policy Updates/Revisions
The accounting policies followed by the Company are set forth in Note 2 of the Notes to consolidated financial statements for the year ended December 31, 2009, and are supplemented by the notes to these consolidated financial statements. There have been no significant changes to these policies and it is suggested that these consolidated financial statements be read in conjunction with the above consolidated financial statements and notes.
Accounting Pronouncements Recently Adopted
In January 2010, the FASB issued ASU 2010-06, “Improving Disclosures About Fair Value Measurements,” which provides amendments to fair value disclosures. ASU 2010-06 requires additional disclosures and clarifications of existing disclosures for recurring and nonrecurring fair value measurements. The revised guidance for transfers into and out of Level 1 and Level 2 categories, as well as increased disclosures around inputs to fair value measurement, was adopted January 1, 2010 and had no material impact on our financial statements. The amendments to Level 3 disclosures were delayed until periods beginning after December 15, 2010 and are not anticipated to have a material impact on our financial statements upon adoption.
Note 3—Property, Plant and Equipment
Property, plant and equipment, at cost, and the related estimated useful lives of the assets were as follows as of the dates indicated:

	June 30,	December 31,	Estimated useful lives
	2010	2009	(In years)
Natural gas gathering systems	$96.7	$94.7	5 to 20
Processing facilities	337.3	334.6	5 to 20
Other property, plant and equipment	5.9	5.6	3 to 25
Land	0.4	0.4	—
Construction in progress	6.0	5.6	—

Property, plant and equipment, at cost	$446.3	$440.9

Note 4—Debt Obligations
Our debt obligations consisted of the following as of the dates indicated:

	June 30,	December 31,
	2010	2009
Note payable to Targa, 10% fixed rate, due December 2011 (including accrued interest of $141.7 million and $126.2 million)	$450.5	$435.0

On January 1, 2007, Targa contributed to us affiliated indebtedness applicable to our business. We include the financial effects of this affiliated indebtedness in our consolidated financial statements. The following table summarizes the financial effects of this affiliated indebtedness:

Outstanding affiliate debt at December 31, 2009	$435.0
Interest accrued for six months ended June 30, 2010	15.5

Outstanding affiliate debt at June 30, 2010	$450.5

The carrying value of this note payable to Targa approximates its fair value as of June 30, 2010 as it will settle at its stated amount when the affected assets are acquired.
The stated 10% interest rate of the Acquisition Note is not indicative of prevailing external rates of interest including that incurred under Targa’s credit facility which is secured by substantially all of our assets. If interest had been charged on the principal balance at the prevailing rates that Targa incurred under its outstanding borrowings of 5.8% and 4.9%, affiliated interest expense would have been reduced by $6.5 million and $7.9 million for six months ended June 30, 2010 and 2009.
Note 5—Commitments and Contingencies
Environmental
For environmental matters, we record liabilities when remedial efforts are probable and the costs can be reasonably estimated. Environmental reserves do not reflect management’s assessment of the insurance coverage that may be applicable to the matters at issue. Management has assessed each of the matters based on current information and made a judgment concerning its potential outcome, considering the nature of the claim, the amount and nature of damages sought and the probability of success.
In May 2007, the New Mexico Environment Department (“NMED”) alleged air emissions violations at the Eunice, Monument and Saunders gas processing plants, which were identified in the course of an inspection of the Eunice plant conducted by the NMED in August 2005. In January 2010, we settled the alleged violations with NMED for a penalty of approximately $1.5 million which was accrued for as of December 31, 2009. As part of the settlement, we agreed to install two acid gas injection wells, additional emission control equipment and monitoring equipment, the cost of which we estimate to be approximately $33.4 million.
Note 6—Related Party Transactions
Sales to and purchases from affiliates. We routinely conduct business with other subsidiaries of Targa. The related transactions result primarily from purchases and sales of natural gas and natural gas liquids.
Natural Gas Sale Agreements. We have various natural gas sale agreements with Targa at prices based on our sales price for such natural gas, less our costs and expenses associated therewith. These agreements have an initial term of 15 years and automatically extend for a term of five years, unless the agreements are otherwise terminated by either party. Furthermore, either party may elect to terminate the agreements if either party ceases to be an affiliate of Targa.
Allocation of costs. Employees supporting our operations are employees of Targa. Our financial statements include our share of salaries and related costs. Targa also charges Targa Versado LP for the costs of providing centralized general and administrative services. Versado Gas Processors pays a management fee to Targa Versado LP for operating the plants. Costs allocated to us by Targa were based on identification of our resources which directly benefit us and our proportionate share of costs based on our estimated usage of shared resources and functions. All of the allocations are based on assumptions that management believes are reasonable; however, these allocations are not necessarily indicative of the costs and expenses that would have resulted if we had operated as a stand-alone entity.

The following table summarizes the sales to affiliates of Targa, payments made or received by them on our behalf, and allocations of costs from Targa which are settled through an adjustment to parent investment.

	Six Months Ended
	June 30,
	2010	2009
Cash
Sales to affiliates	$102.7	$69.8
Payroll and related costs included in operating expenses	4.4	3.7
Allocation of general and administrative expenses	3.0	4.4
Distributions to Targa, net	8.7	21.4
Noncash
Affiliate interest expense accrued	15.5	15.5
Note 7—Derivative Instruments and Hedging Activities
In an effort to reduce the variability of our portion of cash flows, Targa has hedged the commodity price associated with a significant portion of our proportion of the expected natural gas, NGL and condensate equity volumes for the remainder of 2010 through 2013 by entering into derivative financial instruments including swaps and purchased put (floors) from Versado Gas Processors.
These allocated hedges have been tailored to generally match the NGL product composition and the NGLs and natural gas delivery points to those of our portion of the physical equity volumes. The allocated NGL hedges cover baskets of ethane, propane, normal butane, isobutane and natural gasoline based upon our expected equity NGL composition. Targa believe this strategy avoids uncorrelated risks resulting from employing hedges on crude oil or other petroleum products as “proxy” hedges of NGL prices. Additionally, the allocated NGL hedges are based on published index prices for delivery at Mont Belvieu and our natural gas hedges are based on published index prices for delivery at Permian Basin and Waha, which closely approximate our actual NGL and natural gas delivery points. Targa hedged a portion of our condensate sales using crude oil hedges that are based on the NYMEX futures contracts for West Texas Intermediate light, sweet crude. At June 30, 2010, the notional volumes of commodity hedges allocated to Versado were:

Commodity	Instrument	Unit	2010	2011	2012	2013
Natural Gas	Swaps	MMBtu/d	12,078	9,570	6,270	2,640
NGL	Swaps	Bbl/d	1,781	1,176	700	—
NGL	Floors	Bbl/d	—	30	35	—
Condensate	Swaps	Bbl/d	161	184	92	92
The allocated derivative contracts are carried at their fair value on our balance sheet. The fair value of derivative instruments, depending on the type of instrument, was determined by the use of present value methods or standard option valuation models with assumptions about commodity prices based on those observed in underlying markets.
The following table presents the estimated fair values of the derivative assets and liabilities allocated to us as of the dates indicated:

	Asset Derivatives			Liability Derivatives
	Balance	Fair Value as of		Balance	Fair Value as of
	Sheet	June 30,	December 31,	Sheet	June 30,	December 31,
	Location	2010	2009	Location	2010	2009
Commodity contracts	Current assets	$7.7	$4.7	Current liabilities	$1.2	$7.1
	Long-term assets	5.7	3.1	Long-term liabilities	1.0	8.4

Total commodity derivatives		$13.4	$7.8		$2.2	$15.5

Targa entered into these transactions on our behalf, but Targa was the legal party to the transactions; therefore, we do not apply cash flow hedge accounting to our current derivative contracts. We recognize all realized and unrealized changes in fair value in earnings. Cash settlements of our derivative contracts are included in cash flows from operating activities in our statements of cash flows.
The following table summarizes the realized and unrealized gains and losses from cash settlements and changes in fair value of our derivative contracts as presented in our accompanying financial statements:

		Amount of Gain (Loss)
		Recognized In
	Location of Gain (Loss)	Income on Derivatives
Commodity	Recognized in Income	Six Months Ended June 30,
Derivative Instruments	on Derivatives	2010	2009
Unrealized gain (loss) on commodity contracts	Other income (expense)	$18.9	$(12.4)
Realized gain (loss) on commodity contracts	Other income (expense)	(2.1)	10.7

Total commodity derivatives		$16.7	$(1.7)

See Note 8 and Note 9 for additional disclosures related to derivative instruments.
Note 8—Fair Value Measurements
We categorize the inputs to the fair value of our financial assets and liabilities using a three-tier fair value hierarchy that prioritizes the significant inputs used in measuring fair value:
•	Level 1 – observable inputs such as quoted prices in active markets;
•	Level 2 – inputs other than quoted prices in active markets that are either directly or indirectly observable; and
•	Level 3 – unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.
The derivative instruments allocated to us consist of financially settled commodity swap and option contracts and fixed price commodity contracts with certain customers. We determine the value of these derivative contracts utilizing a discounted cash flow model for swaps and a standard option pricing model for options, based on inputs that are readily available in public markets. We have consistently applied these valuation techniques in all periods presented and believe we have obtained the most accurate information available for the types of derivative contracts we hold.
The following tables present the fair value of our financial assets and liabilities according to the fair value hierarchy. These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value assets and liabilities and their placement within the fair value hierarchy levels.

	June 30, 2010
	Total	Level 1	Level 2	Level 3
Assets from commodity derivative contracts	$13.4	$—	$11.8	$1.6

Liabilities from commodity derivative contracts	$2.2	$—	$2.0	$0.2

	December 31, 2009
	Total	Level 1	Level 2	Level 3
Assets from commodity derivative contracts	$7.8	$—	$7.8	$—

Liabilities from commodity derivative contracts	$15.5	$—	$13.5	$2.0

The following table sets forth a reconciliation of the changes in the fair value of our financial instruments classified as Level 3 in the fair value hierarchy:

Commodity
Derivatives
Balance, December 31, 2009	$(2.0)
Unrealized gains included in earnings	3.6
Settlements	(0.2)

Balance, June 30, 2010	$1.4

Note 9—Significant Risks and Uncertainties
Nature of Operations in Midstream Energy Industry
We operate in the midstream energy industry. Our business activities include gathering, transporting, processing, fractionating and storage of natural gas, NGLs and crude oil. Our results of operations, cash flows and financial condition may be affected by (i) changes in the commodity prices of these hydrocarbon products and (ii) changes in the relative price levels among these hydrocarbon products. In general, the prices of natural gas, NGLs, condensate and other hydrocarbon products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control.
Our profitability could be impacted by a decline in the volume of natural gas, NGLs and condensate transported, gathered or processed at our facilities. A material decrease in natural gas or condensate production or condensate refining, as a result of depressed commodity prices, a decrease in exploration and development activities or otherwise, could result in a decline in the volume of natural gas, NGLs and condensate handled by our facilities.
A reduction in demand for NGL products by the petrochemical, refining or heating industries, whether because of (i) general economic conditions, (ii) reduced demand by consumers for the end products made with NGL products, (iii) increased competition from petroleum-based products due to the pricing differences, (iv) adverse weather conditions, (v) government regulations affecting commodity prices and production levels of hydrocarbons or the content of motor gasoline or (vi) other reasons, could also adversely affect our results of operations, cash flows and financial position.
Commodity Price Risk. A majority of the revenues from our natural gas gathering and processing business are derived from percent-of-proceeds contracts under which we receive a portion of the natural gas and/or NGLs or equity volumes, as payment for services. The prices of natural gas and NGLs are subject to market fluctuations in response to changes in supply, demand, market uncertainty and a variety of additional factors beyond our control. Targa monitors these risks and enters into commodity derivative transactions designed to mitigate the impact of commodity price fluctuations on our business.
In an effort to reduce the variability of our cash flows Targa has hedged the commodity price associated with a significant portion of our proportion of the expected natural gas, NGL and condensate equity volumes for the remainder of 2010 through 2013 from Versado Gas Processors by entering into derivative financial instruments on our behalf including swaps and purchased puts (or floors). The percentages of our expected equity volumes that are hedged decrease over time. With swaps, we typically receive an agreed upon fixed price for a specified notional quantity of natural gas or NGL and we pay the hedge counterparty a floating price for that same quantity based upon published index prices. Since we receive from our customers substantially the same floating index price from the sale of the underlying physical commodity, these transactions are designed to effectively lock-in the agreed fixed price in advance for the volumes hedged. In order to avoid having a greater volume hedged than our actual equity volumes, Targa typically limits the use of swaps to hedge the prices of less than our expected natural gas and NGL equity volumes. Targa utilizes purchased puts (or floors) to hedge additional expected equity commodity volumes without creating volumetric risk. These commodity hedges may expose us to the risk of financial loss in certain circumstances. Our hedging arrangements provide us protection on the hedged volumes if market prices decline below the prices at which these hedges are set. If market prices rise above the prices at which we have hedged, we will receive less revenue on the hedged volumes than we would receive in the absence of hedges.
Counterparty Risk – Credit and Concentration
Derivative Counterparty Risk. Where we are exposed to credit risk in our financial instrument transactions, management analyzes the counterparty’s financial condition prior to entering into an agreement, establishes credit and/or margin limits and monitors the appropriateness of these limits on an ongoing basis. Generally, management does not require collateral and does not anticipate nonperformance by our counterparties.
We have master netting agreements with most of our hedge counterparties. These netting agreements allow us to net settle asset and liability positions with the same counterparties. As of June 30, 2010, we had $2.2 million in liabilities offset against counterparties with which we also had asset positions of $13.4 million as of that date.
Our credit exposure related to commodity derivative instruments is represented by the fair value of contracts with a net positive fair value to us at the reporting date. At such times, these outstanding instruments expose us to credit loss in the event of nonperformance by the counterparties to the agreements. Should the creditworthiness of one or more of our counterparties decline, our ability to mitigate nonperformance risk is limited to a counterparty agreeing to either a voluntary termination and subsequent cash settlement or a novation of the derivative contract to a third party. In the event of a counterparty default, we may sustain a loss and our cash receipts could be negatively impacted.
As of June 30, 2010, affiliates of Barclays and BP accounted for 95% and 5% of our counterparty credit exposure related to commodity derivative instruments. Barclays is a major financial institution and BP is a major corporation; each possesses an investment grade credit rating based upon minimum credit ratings assigned by Standard & Poor’s Ratings Services.
Customer Credit Risk. We extend credit to customers and other parties in the normal course of business. We have established various procedures to manage our credit exposure, including initial credit approvals, credit limits and terms, letters of credit, and rights of offset. We also use prepayments and guarantees to limit credit risk to ensure that our established credit criteria are met.
Significant Commercial Relationships. We are exposed to concentration risk when a significant customer or supplier accounts for a significant portion of our business activity. We did not have a material change in the make-up of our customers or suppliers during 2010.
Our natural gas and NGLs sales are principally with other Targa affiliates. See Note 6. For the six months ended June 30, 2010 and 2009, Versado Gas Processors had sales of $62.9 million and $43.7 million to its noncontrolling interest partner. During those periods, there were no other non-affiliated counterparties that represented more than 10% of our revenues.
Casualty or Other Risks
Targa maintains coverage in various insurance programs on our behalf, which provides us with property damage, business interruption and other coverages which are customary for the nature and scope of our operations. A portion of the insurance costs described above is allocated to us by Targa.
Note 10—Subsequent Event
On August 9, 2010, Targa Resources LP (the “Partnership”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Targa, under which Targa has agreed to sell, assign, transfer and convey to the Partnership our operations for aggregate consideration of $230 million, subject to certain adjustments.
The closing of this Purchase Agreement is subject to the satisfaction of certain conditions. We anticipate the closing of this transaction will occur in the third quarter of 2010.